Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

TRES ESTRELLAS ENTERPRISES, INC.,
a Nevada corporation;
and

In Media Corporation,
a California corporation

Dated as of October 30, 2009

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of  October 30, 2009 (the “Execution Date”), by and among: Tres Estrellas Enterprises, Inc., a Nevada corporation (“Parent”) and In Media Corporation, a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger the Company into the Parent in accordance with this Agreement, the Nevada Revised Statutes, and the California Corporations Code (the “Merger”). Upon consummation of the Merger, the Parent will be the Surviving Corporation.

B. It is intended that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended  (“Code”).

C. The respective boards of directors of Parent and the Company have approved this Agreement and the Merger.

D. After the execution of this Agreement certain majority stockholders of the Company will execute written consents pursuant to which such stockholders will agree to vote in favor of the Merger (the “Company Written Consent”) and the Board of Directors of Parent will execute a written consent pursuant to which such Board of Directors will agree to vote in favor of the issuance of Parent Common Stock in the Merger (the “Parent Written Consent”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Company shall be merged with and into the Parent. By virtue of the Merger, at the Effective Time, the separate existence of the Company shall cease and the Parent shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Nevada Revised Statutes (“NRS”) and the California Corporations Code (“CCC”).

1.3 Closing; Effective Time of the Merger..

(a) The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Joseph I. Emas, P.A., 1224 Washington Avenue, Miami Beach, Florida 33139, unless another place, time location is agreed to by the parties hereto. And on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger satisfying the applicable requirements of the NRS and  CCC shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of  California and the Secretary of State of the State of Nevada. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of and the Secretary of State of the State of Nevada or at such later time as may be designated by Parent and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Subsidiary Corporation shall be amended and restated immediately after the Effective Time to conform to the Company Certificate of Incorporation; and

(b) the Bylaws of the Surviving Subsidiary Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Company as in effect immediately prior to the Effective Time.

1.5 Conversion of Shares

(a) A as of the date of the Agreement, Parent has 11,500,000 shares of Parent Common Stock issued and outstanding.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent,  the Company or any stockholder of the Company, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted such that the holders of the aggregate 51,231,250 of Company common stock issued and outstanding will receive, pro rata, thirty-three million, five hundred thousand (33,500,000) shares of Parent Common Stock and the current holders of Parent Common Stock shall retain eleven million, five hundred thousand (11,500,000) shares of Parent Common Stock  (“Merger Consideration”),.

 (c) If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then appropriate adjustments shall be made to Section 1.5(a).

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Subsidiary Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) Prior to the Closing Date, Parent shall select a reputable attorney, transfer agent, bank or trust company reasonably acceptable to the Company to act as payment and exchange agent in the Merger (the “Exchange Agent”). Parent shall deposit with the Exchange Agent certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) As promptly as practicable, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive cash and shares of Parent Common Stock pursuant to the provisions of Section 1.5(a). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash or the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Subsidiary Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

 (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for shares of Parent Common Stock pursuant to the provisions of Section 1.5(a) and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Subsidiary Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Subsidiary Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8 Tax Consequences.. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties will report the Merger as such for federal, state and local income tax purposes. None of the parties will knowingly take any action, or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that, as of immediately prior to the Effective Time, are held by holders who have as of such time preserved appraisal rights under the NRS with respect to such shares shall not be converted into or represent the right to receive shares of Parent Common Stock in accordance with Section 1.5(a) and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to the NRS; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of such holder’s Company Stock Certificate(s) in accordance with Section 1.7) shares of Parent Common Stock in accordance with Section 1.5(a).

(b) The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to the NRS and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NRS; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 Further Action.. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Subsidiary Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Subsidiary Corporation with full right, title and possession of and to all rights and property of  the Company, the officers and directors of the Surviving Subsidiary Corporation and Parent shall be fully authorized (in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed to or is obligated to make, or is bound by any contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) The Company is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all contracts by which it is bound.

2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of: (a) its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto; (b) its stock records; and (c) its minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its stockholders, the board of directors and all committees of the board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 51,231,250 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, or is bound by any contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any other securities.

(b) As of the date of this Agreement, there are no options to purchase Company Common Stock.

(c) As of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of  the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of  the Company; (iii) contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of  the Company, or (B) any portion of any Merger Consideration or other consideration payable in connection with the Merger (other than in respect of outstanding shares of Company Common Stock as set forth in Section 2.3(a)).

(d) All outstanding shares of capital stock, and all options, warrants and other securities of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable contracts.

2.4 Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Vote Required. The only vote of Company stockholders required to approve the Merger is the affirmative vote of a majority of the outstanding shares of Common Stock of Company.

2.6 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other contracts referred to in this Agreement, nor (2) the consummation of the Merger will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company, or any of the assets owned or used by any of the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company or that otherwise relates to the business of any of the Company or to any of the assets owned or used by any of the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company contract that constitutes a Company Material contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company contract, (iii) accelerate the maturity or performance of any obligation under any such Company contract, or (iv) cancel, terminate or modify any term of any such Company contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company).

Except as may be required by the CCC, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions. For purposes of this Agreement, an Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (1) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Company, (2) could result in the termination, modification or limitation of any contractual or other right of any of the Company, or (3) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Company.

2.7 Full Disclosure. To the Company’s Knowledge, this Agreement does not, and the certificate referred to in Section 6.7 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows:

3.1 Due Organization.

(a)  Parent has no subsidiaries nor owns any capital stock of, or any equity interest of any nature in, any other Entity, nor is not obligated to make, or is bound by any contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada,  and Parent has all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all contracts by which they are bound.

(c)  Parent (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to the Parent’s registration statement on Form SB-2 filed on July 24, 2007 with the SEC are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. Parent has delivered to the Company accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders , the board of directors and all committees of the Corporation.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock (ii) 11,500,000 shares of Parent Common Stock were issued and outstanding; (iii) no shares of Parent Common Stock were held by Parent in its treasury; (iv) there were no outstanding options to purchase shares of Parent Common Stock; and (v) there were no outstanding warrants exercisable for shares of Parent Common Stock.  Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.  Other than the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) All outstanding shares of Parent Common Stock have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirement applicable to Parent; and (ii) all material requirements set forth in applicable contracts.

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since December 13, 2008, including all amendments thereto (collectively, the “Parent SEC Reports”).  All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since December 13, 2008 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

(c) To the Knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent or any of its Subsidiaries were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.5 Absence of Changes. Between December 31, 2008 and the date of this Agreement, no event has occurred that would reasonably be expected to have or result in a Parent Material Adverse Effect.

3.6 Title to Assets. Parent owns, and has good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the audited consolidated balance sheet included in Parent’s annual report on Form 10-K for the year ending on December 31, 2008 as filed with the SEC (the “Parent December 2008 Balance Sheet”) All of said assets are owned by the Parent free and clear of any Encumbrances.

3.7 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Parent are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Parent in the manner in which such businesses are currently being conducted. The Parent do not own any real property or any interest in real property.

3.8 Intellectual Property

(a)  The Parent SEC Reports discloses: (i) all Registered Intellectual Property in which the Parent has an ownership interest; and (ii) all IP contracts relating to Parent Intellectual Property. For purposes of this Agreement the term “Parent Intellectual Property” shall mean all Registered Intellectual Property in which any Parent has an ownership interest and all other Intellectual Property that is used by or licensed to the Parent.

(b) To the Parent’s Knowledge, the Parent Intellectual Property, is and are valid and enforceable. To the Parent’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Parent Intellectual Property to be invalid or unenforceable, or challenging the Parent’ rights in any Parent Intellectual Property.

(c) To the Parent’s Knowledge, none of the Parent or any of their respective current or contemplated activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated, violated or otherwise conflicted with, or will infringe, misappropriate, violate or otherwise conflict with, any Intellectual Property of any Person.

3.9 Material contracts. Except for this Agreement, as of the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (each a “Parent Material contract”) that is not filed as an exhibit to a Parent SEC Document.

3.10 Liabilities.  None of the Parent has any accrued, contingent or other liabilities required by GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, except for liabilities identified as such, or specifically reserved against, in the Parent December 2008 Balance Sheet.

3.11 Compliance with Legal Requirements.

(a) The Parent and Persons acting in concert with or on behalf of the Parent are not, nor has any of them since December 13, 2008 been, in violation of any Legal Requirement applicable to the Parent or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement.

(b) The Parent has all material Authorizations from Governmental Authorities required to conduct their business as now being conducted. Such Authorizations are valid and in full force and effect, and the Parent and Persons acting in concert with and on their behalf are in compliance in all material respects with all such Authorizations.

(c) T Parent has, and (to the Knowledge of Parent) no Representative of  the Parent with respect to any matter relating to the Parent, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

3.12 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of Parent, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b) The Parent December 2008 Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Parent December 2008 Balance Sheet in the operation of the business of the Parent. Parent will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Parent December 2008 Balance Sheet through the Closing Date.

(c) Parent and no Parent Return is currently being audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Acquiring Corporation.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against it in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any Tax. There are no liens for material Taxes upon any of the assets of Parent.

(e) Parent has delivered to the Company accurate and complete copies of all Tax Returns of the Parent for all Tax years from and including the tax year ended December 31, 2007.

3.13 Employee and Labor Matters; Benefit Plans.

(a) The Parent SEC Reports discloses each Parent Employee Agreement.

(b) Parent has made available to the Company accurate and complete copies of all documents embodying or setting forth the terms of each Parent Employee Agreement.

3.14 Environmental Matters..  Since December 31, 2008, Parent has received no notice or other communication, whether from a Governmental Body, citizens group or otherwise, that alleges that Parent is not or might not be in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by the Parent with any Environmental Law in the future.

3.15 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Parent have been provided or made available to the Company. To the Knowledge of Parent, each such policy is in full force and effect. All premiums due thereon have been paid in full.

3.16 Legal Proceedings; Orders.

(a) Except as set forth in the Parent SEC Reports, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves Parent, any business of Parent or any of the assets owned, leased or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.16(a).

(b) There is no Order to which Parent, or any of the assets owned or used by Parent, is subject. To the Knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Parent.

3.17 Authority; Binding Nature of Agreement.. Parent has the corporate right, power and authority to enter into and to perform its obligations under this Agreement.. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Common Stock in the Merger is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger; and (c) unanimously recommended the approval of the issuance of Parent Common Stock in the Merger by the holders of Parent Common Stock. This Agreement constitutes the legal, valid and binding obligation of Parent,  enforceable against them in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.18 Vote Required. The only vote required to approve the issuance of Parent Common Stock in the Merger is the affirmative vote of the Board of Directors of Parent.

3.19 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other contracts referred to in this Agreement, nor (2) the consummation of the Merger will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Parent, or any of the assets owned or used by the Parent, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent or that otherwise relates to the business of any of the Parent or to any of the assets owned or used by any of the Parent;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such contract; (iii) accelerate the maturity or performance of any such Parent Material contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent).

Except as may be required by the Securities Act, Exchange Act, the NRS and the rules and regulations of OTCBB,  Parent will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.20 Valid Issuance.. The Parent Common Stock to be issued in the Merger has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable, however it will be subject to restriction on resale under the Securities Act.

3.21 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent.

3.22 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“TLLA”). There is no action or Proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.23 Listing and Maintenance Requirements. Parent’s Common Stock is registered pursuant to the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from the OTC BB to the effect that Parent is not in compliance with the listing or maintenance requirements of the OTC BB. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

 3.24 Application of Takeover Protections.. Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent charter (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of the Merger, including without limitation as a result of the Parent’s issuance of the Parent Common Stock and the Company shareholders’ ownership of Parent Common Stock.

3.25 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.26 Indebtedness. Parent has no indebtedness for borrowed money.

3.27 Full Disclosure. To Parent’s Knowledge, this Agreement does not, and the certificate referred to in Section 7.6 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation.. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), each of the Company and Parent shall, and shall cause the respective Representatives of the other party to: (a) provide the other party’s Representatives with reasonable access during normal business hours to the Representatives, and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party; and (b) provide the other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such party as the other party may reasonably request.

4.2 Operations Prior to Closing.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Legal Requirement; or (iii) as approved in advance by the other party hereto in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8 and the Effective Time, each of the Company and Parent shall, (w) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (x) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (y) pay or perform all material obligations when due, and (z) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

(b) Except (A) as expressly contemplated or permitted by this Agreement, or (B) with the prior written consent by the other party hereto, which shall not be unreasonably withheld, delayed or conditioned, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8 and the Effective Time, neither the Company nor Parent shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(i) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities;

(iii) amend any of its securities;

(iv) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Encumbrance over any of its assets;

(v) declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock or effect or commit to any stock repurchase or redemption of its capital stock;

(vi) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;

(vii) forgive any loans of any party, including its employees, officers or directors or any employees, officers or directors;

(viii) increase the compensation payable or to become payable to its officers, employees or consultants, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer, consultant or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto) and the parties may make grants of equity awards as provided in Section 4.2(b)(ii) above;

(ix) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions;

(x) except as may be required by applicable Legal Requirements or GAAP, make any change in any of the accounting principles or practices used by it;

(xi) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(xii) enter into any Parent Material contract, as the case may be;

(xiii) amend in any material respect any Parent Material contract, as the case may be, or grant any release or relinquishment of any material rights under any Parent Material contract;

(xiv) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any Parent Intellectual Property, as applicable (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(xv) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(xvi) mortgage, pledge or subject to Encumbrance, any of its assets or properties;

(xvii) authorize, incur or commit to incur any new material capital expenditure(s);

(xviii) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability;

(xix) initiation of any material Legal Proceeding;

(xx) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(xxi) enter into a contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Regulatory Approvals and Related Matters.

(a) Except as otherwise provided in this Agreement, each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions.

(b) Subject to compliance with applicable Legal Requirements, Parent shall use commercially reasonable efforts to provide to the Company, and the Company shall use commercially reasonable efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company, as the case may be, pursuant to Section 5.5(a).

5.2 Officers.. Parent and the Company agree that promptly after the Effective Time the officers of Parent shall be those persons designated by the Company.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligations of Parent to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the waiver (except for Section 6.10) or satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Company Representations. Each of the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date).

6.2 Performance of Covenants.. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Company Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the required Company stockholder vote by Company Written Consent.

6.4 Parent Board of Director Approval. The issuance of Parent Common Stock in the Merger shall have been duly approved by the Board of Directors of the Parent.

6.5 Consents. The Consents identified in Section 6.3, 6.4, 7.3 and 7.4 shall have been obtained and shall be in full force and effect; and all other Consents required to be obtained in connection with the Merger and the other Contemplated Transactions shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents would not reasonably be expected to have or result in a Company Material Adverse Effect.

6.6 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:  a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such (which certificate shall be in full force and effect), confirming that the conditions set forth in Sections 7 have been duly satisfied and certifying, as of immediately prior to the Effective Time, and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

6.7 No Company Material Adverse Effect.. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.8 Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.

6.9 No Restraints.. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.10 Form 8-K Filing..  The Company shall provide Audited Financial Statements, Unaudited Financial Statements, pro formas,  and such information as required to file a Recent Report on Form 8-K (and including “Form 10 level disclosure) within four (4) business days of the Effective Date.  “Audited Financial Statements” shall include a balance sheet and the related statements of operation, changes in Stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included in the Form 8-K, prepared in accordance with GAAP, and in compliance with Regulation S‑X, Regulation S‑B and the General Rules and Regulations of the Securities Exchange Act of 1934, as amended. “Unaudited Financial Statements” means the quarterly period then completed following the fiscal year end of the Company including the balance sheet and the related statements of operation, changes in Stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case, to the extent required to be included in the Form 8-K,  prepared in accordance with GAAP,  and in compliance with Regulation S‑X, Regulation S‑B and the General Rules and Regulations of the Securities Exchange Act of 1934, as amended.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated is subject to the waiver or satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Parent Representations. Each of the representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date.

7.2 Performance of Covenants.. All of the covenants and obligations in this Agreement that Parent are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Company Stockholder Approval.. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the required Company stockholder vote by Company Written Consent.

7.4 Parent Approval.. The issuance of Parent Common Stock in the Merger shall have been duly approved by the Board of Directors of the Parent.

7.5 Documents.. The Company shall have received the following documents:  a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Parent, in their capacities as such (which certificate shall be in full force and effect), confirming that the conditions set forth in Sections 6 have been duly satisfied and certifying, as of immediately prior to the Effective Time, and the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time.

7.6 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7 Other Governmental Approvals.. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of an Acquiring Corporation or an Acquired Corporation ; or (c) the future ability or authority of an Acquiring Corporation or an Acquired Corporation to conduct business or to own, operate or retain exclusive rights to any material asset.

7.8 No Restraints.. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

8.1 Termination.. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger):

(a) by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;

(b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

(c) the  conditions to Closing of Section 6 and Section 7 have not been met or waived on or before November 30, 2009.

8.2 Effect of Termination.. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any covenant or obligation contained in this Agreement or for any intentional and material breach of any representation or warranty contained in this Agreement.

8.3 Expenses.  All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof . This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of the State of Nevada.

9.6  Attorneys’ Fees.. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Tres Estrellas Enterprises, Inc.
3401 Adams Avenue, Suite 302
San Diego, CA 92116-2490
Attention:    Nitin Karnik

with a copy (which shall not constitute notice) to:

Joseph I. Emas
1224 Washington Avenue
Miami Beach, Florida 33139
Facsimile:    305-531-1274

if to the Company:

In Media Corporation
2920 El Camino Real
Suite 100
Los Altos,  CA  94022
Attention:   Nitin Karnik
Facsimile: 4150647-3461

with a copy (which shall not constitute notice) to:

Bernstein Shur
Jefferson Mill Building
670 North Commercial Street
Suite 108
Manchester, NH 03105
Attn:  Sean B. Leonard

9.9 Cooperation. Each Party agrees to cooperate fully with the other parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” are intended to refer to Sections of this Agreement.

 (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TRES ESTRELLAS ENTERPRISES, INC.

By:
Name:	/s/ Jose Chavez	Jose Chavez
Title:		President

	/s/ Natkin Karnick	Natkin Karnick
Director

IN MEDIA CORPORATION

By:
Name:	/s/ Natkin Karnick	Nitin Karnik
Title:		President and Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Company; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which the Company participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company taken as a whole; (ii) any failure by the Company to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vi) the taking of any action required by this Agreement; (vii) the ability of the Company to consummate the Merger or to perform any of its covenants or obligations under the Agreement; or (viii) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Subsidiary Corporation.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or Entity.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, with respect to any particular matter: (a) with respect to the Company, the actual knowledge of the Company’s Chief Executive Officer regarding such matter; and (b) with respect to Parent, the actual knowledge of Parent’s Chief Executive Officer, Chief Financial Officer, and the Chairman of the board of directors of the Parent regarding such matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Parent or required to be aggregated with any of the Parent within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Associate. “Parent Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Parent or any Parent Affiliate.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Parent Employee. “Parent Employee” shall mean any director or any officer or other employee of any of the Parent.

Parent Employee Agreement. “Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar contract between: (a) any of the Parent or any Parent Affiliate; and (b) any Parent Associate, other than any such contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Acquiring Corporation or any Parent Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Corporation under applicable foreign law.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: Effects resulting (i) from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent and its Subsidiaries taken as a whole; (ii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; (vi) the taking of any action required by this Agreement; and (vii) the ability of Parent to consummate the Merger or to perform any of its covenants or obligations under the Agreement.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.